Exhibit 23.2

Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (which is expected to be filed with the Securities and Exchange Commission (the “SEC”) on or about July 10, 2012) on Form S-8 of BankGuam Holding Company (the “Company”) of our report dated April 6, 2012 with respect to the audits of the consolidated financial statements of the Company and its subsidiary appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Such Annual Report was filed with the SEC on April 6, 2012.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

July 10, 2012